EXHIBIT 99

First Defiance Financial Corp. To Acquire Bowling Green
Insurance Agency

To be merged into First Insurance & Investments Subsidiary

DEFIANCE, OHIO (February 20, 2007) - First Defiance Financial Corp. (NASDAQ: FDEF) announced today that it has signed an agreement to acquire Huber, Harger, Welt & Smith Insurance Agency, Inc., an independent property and casualty insurance agency with one office location based in Bowling Green, Ohio. The acquisition is expected to be effective February 28, 2007. The agency will be merged into First Defiance’s insurance subsidiary, First Insurance & Investments.

First Defiance Chairman, President and CEO William J. Small said the acquisition adds to the company’s community financial services platform in northwest Ohio, which includes 26 First Federal Bank locations as well as the First Insurance & Investments office in Defiance. This acquisition expands First Insurance & Investments’ presence into adjacent markets and supports the company’s overall growth strategy.

“Huber, Harger, Welt & Smith has been an integral part of the Bowling Green community for more than 100 years,” stated Small. “It has a solid base of customers that will be a good complement to our existing franchise. In addition, we believe that First Insurance’s reputation of customer service combined with the additional resources we can offer will benefit individual and business customers in Bowling Green. We look forward to working with the staff and customers of Huber, Harger, Welt & Smith for a seamless transition.”

“First Insurance & Investments is an ideal partner for us,” said Jeffrey Smith of Huber, Harger, Welt & Smith. “We are excited about the opportunities for our combined company to expand product offerings to our existing customers, and extend our reach to other communities in northwest Ohio.”

“We expect to quickly integrate the agency into First Insurance & Investments with no disruption to clients,” said Steve Grosenbacher, President of First Insurance & Investments, who will lead the combined agency. “Our computer systems are identical and our carriers are comparable, so customers’ coverage, statements and invoices will be unaffected. And most importantly, the agents and staff will remain in place in the same office.”

First Insurance & Investments was counseled by Mystic Capital Advisors Group, LLC, a leading advisor to insurance firms.

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 26 full service branches and 36 ATM locations in northwest Ohio. First Insurance & Investments is the largest property and casualty insurance agency in the Defiance, Ohio area and it also specializes in life and group health insurance and financial planning.

For more information, visit the company’s Web site at www.fdef.com.

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